Exhibit 5

                            [WHITE & CASE LETTERHEAD]

November 18, 1996

RLC:HWB

OMI Corp.
90 Park Avenue
New York, New York 10016

Ladies & Gentlemen:

     We have acted as special counsel to OMI Corp. (the "Company") in connection with the proposed issuance and sale by the Company of 12,000,000 shares (the "Firm Shares") of Common Stock of the Company, par value $.50 per share ("Stock"), pursuant to a U.S. Underwriting Agreement and an International Underwriting Agreement to be entered into by the Company and the Underwriters (collectively, the "Underwriting Agreements"), and the proposed issuance and sale by the Company of 1,800,000 additional shares of Common Stock (the "Optional Shares,") (the Firm Shares and the Optional Shares, collectively, the "Shares") to cover over-allotments, if any, by the Underwriters pursuant to the Underwriting Agreements. we have examined the Registration Statement (the "Registration Statement") on Form S-3 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     Based upon our examination of such documents, certificates, records, authorizations and proceedings as we have deemed relevant, in our opinion the issuance by the Company of the Shares has been duly authorized by the Company and upon issuance and sale thereof, and payment therefor, in accordance with the Underwriting Agreements, the Shares will be validly issued, fully paid and non assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to this firm under the heading "Validity of Common Stock" in the Prospectus which is part of the Registration Statement.

                                        Very truly yours,

                                        WHITE & CASE